Exhibit 99.1

BJ SERVICES REPORTS THIRD FISCAL QUARTER

NET LOSS OF $0.11 PER DILUTED SHARE

Houston, Texas. July 21, 2009. BJ Services Company (BJS-NYSE, CBOE, PCX) today reported a net loss of $32.3 million, or $(0.11) per diluted share, for the third quarter of fiscal 2009, which ended June 30, 2009, compared to net earnings of $0.15 per diluted share reported in the previous quarter and $0.48 per diluted share for the third quarter of fiscal 2008.

Revenue in the third quarter of fiscal 2009 was $786.9 million, a 25% decrease from the $1.05 billion reported in the previous quarter and a 41% decrease from the $1.33 billion reported in the prior year’s June quarter. Operating loss for the quarter was $42.3 million, compared to operating income of $58.0 million for the previous quarter and $206.9 million reported in the third quarter of fiscal 2008. Operating income (loss) as a percentage of revenue was (5.4)% in the third quarter of fiscal 2009, compared to 5.5% in the previous quarter and 15.6% in the comparable quarter of the prior year. Third quarter results included $10.0 million of non-cash inventory write-downs, primarily representing reserves for slow-moving or excess inventory in the current environment, and inventory whose original cost exceeds current market value; fixed asset impairment charges of approximately $7.2 million, primarily related to idle, less efficient or higher maintenance assets to be permanently retired from the existing fleet; and approximately $6.4 million of employee severance costs, as the company continues to align its workforce with customer demand.

Commenting on the results, Chairman and CEO Bill Stewart said, “Decreased demand for oil and natural gas, largely attributable to the global economic recession, led to lower drilling activity and downward pressure on pricing during our fiscal third quarter, particularly in North America. Drilling activity in the U.S., as measured by average active drilling rigs, declined 29% sequentially and 50% compared to the same period a year ago. Our Canadian operations were negatively impacted by the spring break-up period during the quarter, and many operators have been slow to resume drilling activities coming out of break-up in the current economic climate. International activity has been less impacted, with average rig count outside of North America declining 5% sequentially and 13% year-over-year.

“Despite these unfavorable market conditions, we managed to generate significant operating cash flow during the quarter, as we continue our focus on operating efficiencies, working capital management and lower capital spending. We have reduced our global workforce by approximately 20% since our peak in November 2008, and have made great strides in reducing our overall cost structure. Our financial results began to reflect the full effect of these cost reduction measures late in the third quarter, and we are encouraged by our progress to this point. We believe that the efforts we have made and the strategies we have pursued position the company to return to profitability in the fourth fiscal quarter.”

During the quarter, cash and cash equivalents decreased $13.5 million to $231.3 million, as the company repaid $42.0 million of indebtedness, reducing outstanding debt to $520.4 million. Other uses of cash during the quarter included capital expenditures of $76.1 million and the payment of $14.6 million in dividends. Debt repayable within the next twelve months is approximately $21.5 million, and the Company has no borrowings outstanding under its $400 million bank credit facility.

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

UNAUDITED

(in thousands except per share amounts)

	Three Months Ended
	June 30		March 31
	2009	2008	2009
Revenue	$786,920	$1,328,228	$1,054,607
Operating Expenses:
Cost of sales and services	741,457	1,032,375	909,543
Research and engineering	15,922	18,563	17,095
Marketing	25,933	29,400	26,784
General and administrative	36,225	40,401	40,839
Loss on long-lived assets, net	9,706	631	2,377

Total operating expenses	829,243	1,121,370	996,638

Operating income (loss)	(42,323)	206,858	57,969

Interest expense	(7,075)	(6,596)	(7,410)
Interest income	334	554	348
Other expense, net	(4,650)	(3,189)	(920)

Income (loss) before income taxes	(53,714)	197,627	49,987
Income taxes	(21,378)	55,844	6,999

Net income (loss)	$(32,336)	$141,783	$42,988

Earnings (Loss) Per Share:
Basic	$(0.11)	$0.48	$0.15
Diluted	$(0.11)	$0.48	$0.15
Weighted Average Shares Outstanding:
Basic	292,087	293,892	292,054
Diluted	292,087	296,357	293,447
Supplemental Data:
Depreciation and amortization	$73,816	$67,532	$77,349
Capital expenditures	76,131	121,852	120,963
Debt	520,373	601,219	562,331

	Nine Months Ended June 30
	2009	2008
Revenue	$3,273,169	$3,896,495
Operating Expenses:
Cost of sales and services	2,750,232	2,986,932
Pension settlement	21,695	—
Research and engineering	50,137	54,674
Marketing	83,462	89,996
General and administrative	119,485	118,683
Loss on long-lived assets, net	12,111	243

Total operating expenses	3,037,122	3,250,528

Operating income	236,047	645,967

Interest expense	(20,566)	(21,407)
Interest income	1,197	1,384
Other expense, net	(4,118)	(4,847)

Income before income taxes	212,560	621,097
Income taxes	52,670	179,827

Net income	$159,890	$441,270

Earnings Per Share:
Basic	$0.55	$1.50
Diluted	$0.55	$1.49
Weighted Average Shares Outstanding:
Basic	292,278	293,253
Diluted	293,299	295,586
Supplemental Data:
Depreciation and amortization	$221,821	$195,198
Capital expenditures	314,392	433,638

Operating Highlights

Following are the results of operations for the three months ended June 30, 2009, June 30, 2008 and March 31, 2009 and for the nine months ended June 30, 2009 and 2008:

	Three Months Ended			Nine Months Ended
	June 30		March 31	June 30
	2009	2008	2009	2009	2008
U.S./Mexico Pressure Pumping
Revenue	$314,012	$698,131	$475,576	$1,511,134	$1,988,143
Operating Income (Loss)	(38,540)	144,677	25,680	139,025	449,895
Operating Margins	-12%	21%	5%	9%	23%

Canada Pressure Pumping
Revenue	$23,259	$48,636	$95,371	$250,440	$308,772
Operating Income (Loss)	(15,633)	(16,595)	5,916	19,126	14,878
Operating Margins	-67%	-34%	6%	8%	5%

International Pressure Pumping
Revenue	$264,753	$316,922	$276,664	$870,385	$897,554
Operating Income	24,473	45,235	21,585	91,617	115,874
Operating Margins	9%	14%	8%	11%	13%

Oilfield Services Group
Revenue	$184,896	$264,539	$206,996	$641,210	$702,026
Operating Income	10,935	51,813	20,460	72,590	132,935
Operating Margins	6%	20%	10%	11%	19%

Corporate
Operating Loss	$(23,558)	$(18,272)	$(15,672)	$(86,311)	$(67,615)

June Quarter Review

U.S./Mexico Pressure Pumping Services third quarter 2009 revenue of $314.0 million was 34% lower than the March 2009 quarter (sequential) with average active drilling rigs for the same period decreasing 27%. Compared to the June 2008 quarter (year-over-year), revenue decreased 55% on a 46% decrease in average active drilling rigs. For both the sequential and year-over-year periods, these decreases were attributable to lower fracturing and cementing activity in the U.S., coupled with a continued reduction in pricing for our services and products. Mexico revenues increased sequentially and year-over-year, due to increased activity both onshore and offshore. Operating margin for U.S./Mexico decreased to a loss of (12)% in the third quarter from positive operating margins of 5% in the previous quarter and 21% in the same quarter last year. The lower operating margin was primarily attributable to lower U.S. drilling activity and lower pricing for our services and products.

Canada Pressure Pumping Services third quarter 2009 revenue of $23.3 million was 76% lower sequentially with average drilling rig activity down 72% primarily as a result of the spring break-up period. Year-over-year revenue decreased 52% with average drilling rig activity down 46% primarily as a result of decreased cementing and fracturing activity, as well as lower pricing. Operating margin for the third quarter of 2009 was (67)%, down from 6% in the previous quarter and down from (34)% in the same quarter in the previous year. The sequential margin decline was primarily the result of the seasonal decline in drilling activity associated with the spring break-up period coupled with lower pricing. The year-over-year margin decline was largely attributable to lower drilling activity and pricing.

International Pressure Pumping Services third quarter 2009 revenue of $264.8 million decreased 4% sequentially with average active drilling rig levels decreasing 5% for the same period. Revenue compared to the same quarter last year decreased 16% with average active drilling rig count down 13%. Percentage changes in revenue by region compared to the second quarter of fiscal 2009 and the third quarter of fiscal 2008 are as follows:

Region	Sequential	Year-Over-Year
Europe	-4%	-23%
Middle East	3%	-11%
Asia Pacific	2%	-5%
Russia	-16%	-61%
Latin America	-13%	-18%

Total	-4%	-16%

The sequential improvement in the Middle East is largely attributable to increased activity in North Africa and India, while the sequential increase in Asia Pacific is largely attributable to increased activity in Malaysia, Vietnam and Australia, offset by reduced activity in China and Thailand. The sequential decline in Latin America is largely attributable to lower activity in Argentina, Venezuela and Colombia. The decline in Europe is largely due to lower North Sea drilling activity and lower pricing.

Year-over-year, revenues decreased in each segment of our International Pressure Pumping operations with declines of 5% in Asia Pacific, 11% in the Middle East, 18% in Latin America and 23% in Europe, with average active drilling rig declines of 10%, 9%, 20% and 13%, respectively. The Asia Pacific decrease reflects decreased activity levels in New Zealand and China. The Middle East decrease was primarily the result of decreased activity and lower pricing in Saudi Arabia and Kazakhstan. Latin America was negatively impacted by labor strikes in Argentina and decreased activity in Venezuela. The decline in Europe is primarily due to lower activity and lower pricing in the North Sea.

Our activity in Russia decreased sequentially and year-over-year as we continue to wind-down activity servicing the final remaining contract, which is expected to conclude in July 2009. As we exit the Russian pressure pumping market, we expect to reclassify our historical Russian operating results as discontinued operations during the fourth quarter of fiscal 2009.

Operating income margin for International Pressure Pumping was 9% for the third quarter of fiscal 2009, compared to 8% reported in the previous quarter and 14% reported for the same quarter last year. The higher sequential margins were primarily the result of a full quarter impact of cost cutting efforts implemented in the previous quarter, coupled with the fact that the prior quarter results included a $4.2 million loss on the unfavorable resolution of a VAT refund claim in Indonesia. The lower margins compared to the previous year quarter were primarily due to overall activity declines and pricing pressures in certain international markets.

Oilfield Services Group third quarter 2009 revenue of $184.9 million decreased 11% sequentially and 30% year-over-year. Percentage changes in revenue by division compared to the second quarter of fiscal 2009 and the third quarter of fiscal 2008 are as follows:

Division	Sequential	Year-Over-Year
Tubular Services	-3%	-25%
Process & Pipeline Services	1%	-28%
Chemical Services	-12%	-21%
Completion Tools	-33%	-34%
Completion Fluids	-16%	-49%

Total	-11%	-30%

All of our Oilfield Services Group’s operating segments, with the exception of Process & Pipeline Services, reported sequential revenue declines in the third quarter of fiscal 2009. Completion Tools showed the largest sequential decreases in revenue, largely as a result of relatively large project-related international sales in the second quarter that did not repeat in the third quarter and lower activity in the Gulf of Mexico. Completion Fluids was also negatively impacted by the reduction in Gulf of Mexico shelf and deepwater activity. Other sequential revenue declines in the Oilfield Service Group were primarily attributable to lower market activity in the United States and certain international markets.

Year-over-year, Process & Pipeline Services revenues declined primarily due to the completion of certain large international projects between the two periods. Tubular Services revenues declined primarily due to lower service activity primarily in the Gulf of Mexico and Asia Pacific. Chemical Services and Completion Fluids revenues declined primarily as a result of decreased activity in the United States. Completion Tools revenues also declined primarily due to lower sales both in the United States and internationally. The company has several relatively large international Completion Tools orders that it expects to ship during the fourth quarter.

The Oilfield Services Group operating income margin for the quarter was 6%, down from 10% in the previous quarter and 20% in the prior year’s third quarter, reflecting the impact of lower activity levels described above.

Consolidated Geographic Highlights

The following table reflects the percentage change in consolidated revenue by geographic area for the June 2009 quarter compared to the March 2009 quarter and the June 2008 quarter. The information presented is based on our combined service and product line offering by geographic region.

Region	Sequential	Year-Over-Year

U.S.	-33%	-55%
Canada	-63%	-40%

Total	-38%	-54%

Latin America (incl. Mexico)	-6%	-4%
Europe/Africa	-7%	-18%
Russia	-22%	-76%
Middle East	-2%	-19%
Asia Pacific	5%	-4%

Total	-25%	-41%

Non-GAAP Financial Measures

A non-GAAP financial measure is a numerical measure of a registrant’s historical or future financial performance, financial position or cash flows that 1) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of income, balance sheet, or statement of cash flows, or 2) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented.

Any unexpected disclosures of non-GAAP financial measures discussed on the conference call mentioned below will be posted on our website as soon thereafter as practicable.

Conference Call

The Company will hold a conference call following this earnings release. The call will take place at 9:00 a.m. Central Time.

To participate in the conference call, please call 201-689-8341 ten minutes prior to the conference call start time. If you are unable to participate, the conference call will be available for playback three hours after conclusion of the conference call. The playback number is 201-612-7415, the account number is 349, and the replay entry code is 325971. Playback will be available for seven days.

The conference call will also be available via real-time webcast at www.BJServices.com. Playback of the webcast will be available following the conference call.

This news release contains forward-looking statements that anticipate future performance such as the Company’s prospects, expected revenue, expenses and profits, strategies for our operations, and other subjects, including conditions in the oilfield service and oil and natural gas industries and in the U.S. and international economy in general. These forward-looking statements are based on assumptions that may prove to be inaccurate, and they are subject to risks and uncertainties that could cause actual results to differ materially from the results expected. These risk factors include, but are not limited to, general economic and business conditions, global economic growth and activity, oil and natural gas market conditions, political and economic uncertainty, and other risks and uncertainties described in our Annual Report on Form 10-K and subsequent public filings with the Securities and Exchange Commission.

BJ Services Company is a leading provider of pressure pumping, well completion, production enhancement and pipeline services to the petroleum industry.

(NOT INTENDED FOR DISTRIBUTION TO BENEFICIAL OWNERS)